Exhibit 10.8

Quanterix
900 Middlesex Turnpike
Billerica, MA 01821

tel: 617.301.9400
fax: 617.301.9401
www.quanterix.com
November 20, 2025
Re: Employment Agreement
Dear Bill:
This Employment Agreement (the “Agreement”) is entered into between you, William P. Donnelly, and Quanterix Corporation (the “Company”), and is effective as of November 20, 2025 (the “Effective Date”).
1.Role. As of the Effective Date, you will be employed by the Company as its Executive Chair (which position shall include, but not be limited to, the role and responsibilities of the Chair of the Board of Directors). As the Company’s Executive Chair, you will report directly to the lead independent director of the Board of Directors of the Company (the “Board”), and you will be responsible for providing the Company with strategic and other advice and services upon reasonable request by the Board, including, but not limited to, advice and services related to investor relations, employee relations and execution on operational and strategic initiatives. You and the Board agree that this role will not be full-time. The Board acknowledges that your principal location for such work will remain at your home office. During and after the Term (as defined below), your continuing Board membership will remain subject to the rules and requirements of the Company’s charter and by-laws, applicable law (including any rules or regulations of any exchange on which the common stock of the Company is listed), and any other requirements of the Board and/or the Nominating and Corporate Governance Committee of the Board.
2.Term. This Agreement will begin on the Effective Date and continue until the earlier of (i) December 31, 2026, and (ii) the date that it is terminated in accordance with the provisions of Section 5 (the “Term”).
3.Salary. Commencing on the Effective Date, the Company will pay you a salary at the rate of $250,000 per year (“Annual Salary”), payable in accordance with the Company’s standard payroll schedule. This salary will not be subject to increase during the Term. You will not be entitled to any compensation under the Company’s Non-Employee Director Compensation Policy while employed by the Company, and you will not be entitled to any cash bonus compensation as an employee. You agree that you will not be eligible to participate in any of the Company employee benefit plans, programs, or arrangements during the Term, and you waive your right to participate in any such plans, programs, or arrangements.
4.Equity Incentive Compensation. Subject to approval by the Compensation Committee of the Board, you will be entitled to an annual grant of non-qualified stock options equal to 0.15% of the shares of common stock of the Company outstanding on the date of grant, which shall vest ratably on a monthly basis for 24 months following grant. The first grant will occur on or promptly following the Effective Date and, if the Term has not earlier terminated, the second grant will occur on the first anniversary of the Effective Date. Each of your equity grants outstanding as of the Effective Date will continue to vest during the Term, for so long as you continue to provide services to the Company (in your capacity as Executive Chair or as a Board director of the Company), subject to the terms of the applicable equity award agreement and equity plan. You will not be entitled to future equity grants under the Company’s Non-Employee Director Compensation Policy while employed by the Company as Executive Chair or in any other role as an employee.
5.Termination. Your employment is “at will,” meaning you or the Company may terminate it at any time for any or no reason, provided that your employment hereunder automatically will conclude on December 31, 2026, unless it is sooner terminated pursuant to this Section 5. You and the Company agree that (a) you may resign for any reason at any time and (b) the Company may terminate your employment for any reason at any time. Additionally, if you shall fail to be

William P. Donnelly
Employment Agreement

reelected as a director of the Company at the Company’s 2026 Annual Meeting of Stockholders, your employment hereunder shall automatically terminate as of the date of such meeting (the “Meeting Date”). In such case, 75% of any unvested options held by you as of the Meeting Date shall vest automatically on the Meeting Date and any remaining unvested options shall expire.
6.Withholding. All forms of compensation referred to in this Agreement are subject to applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.
7.Expenses. You shall be entitled to reimbursement of reasonable expenses incurred by you in connection with your employment in accordance with the Company’s Travel and Entertainment Policy.
8.Confidential Information. In connection with your entry into this Agreement, you will enter into agreement(s) with the Company regarding obligations of non-competition, non-solicitation, confidentiality and assignment of intellectual property (the “Confidentiality Agreement”).
9.Interpretation, Amendment, Waiver and Enforcement. This Agreement, the Confidentiality Agreement, any equity award agreements entered into between you and the Company, and any agreements concerning your rights to defense and indemnification constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by you and a duly authorized officer or the lead independent director of the Board of the Company. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute, and the prevailing party shall be awarded its attorneys’ fees and costs.
10.Return of Company Property. Upon the end of the Term, you shall promptly return to the Company any keys, passes, computer equipment, or other property belonging to the Company, and, unless your service as a director of the Company shall continue following the Term, you shall also return all writings, files, records, correspondence, notebooks, notes and other documents and items (including any copies thereof) containing confidential information or relating to the business or proposed business of the Company or its Affiliates or containing any trade secrets relating to the Company or its Affiliates. For purposes of the preceding sentence, the term “trade secrets” shall have the meaning ascribed to it under the Uniform Trade Secrets Act. If requested, you agree to represent in writing to the Company that you have complied with the foregoing provisions of this Section.
11.Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any person with whom the Company will hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement will inure to the benefit of and be binding upon you and the Company, and each of our respective successors, executors, administrators, heirs and permitted assigns.
12.Miscellaneous. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. The words “include” “includes” and “including” when used herein will be deemed in each case to be followed by the words “without limitation.” The term “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise. This Agreement may be executed in two or more

William P. Donnelly
Employment Agreement

counterparts, each of which will be an original and all of which together will constitute one and the same instrument. As with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

William P. Donnelly
Employment Agreement

We appreciate your service to the Company.

Sincerely,

QUANTERIX CORPORATION

Jeffrey T. Elliot
Lead Independent Director

AGREED TO AND ACCEPTED

/s/ Bill Donnelly
William P. Donnelly
Date: 11/22/2025